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                    February 19, 2021

       Steven E. Brazones
       Chief Financial Officer
       RAVEN INDUSTRIES INC
       205 E. 6th Sreet, P.O. Box 5107
       Sioux Falls, SD 57117

                                                        Re: RAVEN INDUSTRIES
INC
                                                            Form 10-K For the
Year Ended January 31, 2020
                                                            Filed March 26,
2020
                                                            File No. 001-07982

       Dear Mr. Brazones:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing